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                                                                    EXHIBIT 99.1

               SYNTEL REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

HIGHLIGHTS

     -    Period-over-period revenue increase of 25% to $63.5 million

     -    EPS for Q1 was $0.29 per diluted share

     -    Global headcount crosses 6,300 mark

     -    Ending cash balance & short term investments of $113M

TROY, Mich. - April 25, 2006 - Syntel, Inc. (SYNT), a global information technology services firm, today announced financial results for the first quarter, ended March 31, 2006.

FIRST QUARTER 2006 FINANCIAL HIGHLIGHTS

Syntel's total revenue for the first quarter increased more than 25 percent to $63.5 million, compared to $50.7 million in the prior-year period and two percent sequentially from $62.3 million in the fourth quarter of 2005. The Company's gross margin was 38.3 percent in the first quarter, compared to 41.4 percent in the prior-year period and 40.1 percent in the fourth quarter of 2005.

During the first quarter, Syntel's focus area of Applications Outsourcing accounted for 73 percent of total revenue, with e-Business contributing 14 percent, TeamSourcing at 8 percent, and Business Process Outsourcing (BPO) at 5 percent.

The Company's Selling, General and Administrative (SG&A) expenses were 16.7 percent in the first quarter of 2006, compared to 22.0 percent in the prior-year period and 20.1 percent in the fourth quarter of 2005. Syntel's income from operations was 21.6 percent in the first quarter, compared to 19.4 percent in the prior-year quarter and 20.0 percent in the fourth quarter of 2005.

Syntel's global headcount grew four percent during the first quarter of 2006 to 6,357, as compared to 6,093 at the end of 2005. The Company finished the quarter with cash and short term investments of $113.2 million.

Syntel added six new clients in the quarter and launched 151 new engagements. The Company added two new "Hunting Licenses" or preferred partnership agreements during the quarter, taking the total to 73 strategic relationships.

OPERATIONAL HIGHLIGHTS

"The market for the global delivery of IT services remains very dynamic," said Syntel Chairman and CEO Bharat Desai. "Our mature approach continues to be validated by our Global 1,000 customers and that, combined with our strategic

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investments in our People, Processes and Infrastructure, are positioning the company for continued success."

UPDATED 2006 GUIDANCE

Based on current visibility levels, the Company now expects 2006 revenue in the range of $255-$265 million and EPS between $1.03 to $1.07.

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its first quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "7334437" from 1:00 p.m. on April 25, 2006 until midnight on May 2, 2006. International callers may dial (706) 645-9291 and enter the same pass code.

                                      # # #

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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  3 MONTHS ENDED MARCH 31
                                                  -----------------------
                                                       2006      2005
                                                     -------   -------
Net Revenues                                         $63,496   $50,732
Cost of revenues                                      39,162    29,704
                                                     -------   -------
Gross Profit                                          24,334    21,028
Selling, general and administrative expenses          10,598    11,165
                                                     -------   -------
Income from operations                                13,736     9,863
Other income, principally interest                       889     1,136
                                                     -------   -------
Income before income taxes
                                                      14,625    10,999
Provision for income taxes                             2,570     2,005
                                                     -------   -------
Net (loss) / income                                  $12,055   $ 8,994
                                                     =======   =======
Dividend Per Share :                                 $  0.06   $  1.56

EARNINGS PER SHARE :
      Basic                                          $  0.30   $  0.22
      Diluted                                        $  0.29   $  0.22
   Weighted average common shares outstanding :
      Basic                                           40,696    40,366
                                                     =======   =======
      Diluted                                         40,948    40,526
                                                     =======   =======

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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        MARCH, 31   DECEMBER, 31
                                                           2006         2005
                                                        ---------   ------------
                        ASSETS
Current assets:
   Cash and cash equivalents                             $ 85,880     $ 99,390
   Short term investments                                  27,303       21,083
   Accounts receivable, net of allowance for doubtful
      accounts of $2,575 and $2,575 at March 31, 2006
      and December 31, 2005, respectively                  30,680       27,907
   Revenue earned in excess of billings                    12,818        8,366
   Deferred income taxes and other current assets          11,252       10,003
                                                         --------     --------
      Total current assets                                167,933      166,749
Property and equipment                                     57,119       54,690
   Less accumulated depreciation and amortization          26,530       25,504
                                                         --------     --------
      Property and equipment, net                          30,589       29,186
Goodwill                                                      906          906
Deferred income taxes and other noncurrent assets           3,415        1,320
                                                         --------     --------
                                                         $202,843     $198,161
                                                         ========     ========

                     LIABILITIES
Current liabilities:
   Accrued payroll and related costs                     $ 14,544     $ 15,906
   Income taxes payable                                     6,910        9,809
   Accounts payable and other current liabilities          15,791       16,812
   Deferred revenue                                         2,531        3,356
                                                         --------     --------
      Total liabilities                                    39,776       45,883

                 SHAREHOLDERS' EQUITY
Total shareholders' equity
                                                          163,067      152,278
                                                         --------     --------
Total liabilities and shareholders' equity               $202,843     $198,161
                                                         ========     ========